As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-265530

Registration No. 333-228663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8 REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-265530

Registration Statement No. 333-228663

STR Sub Inc.

(formerly Sitio Royalties Corp.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-0820780
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1401 Lawrence Street, Suite 1750

Denver, Colorado

(720) 640-7620

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Conoscenti

Chief Executive Officer and Director

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

(720) 640-7620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

STR Sub Inc. (formerly Sitio Royalties Corp.), a Delaware corporation (the “Registrant”), a successor in interest to Falcon Minerals Corporation, a Delaware corporation (“Falcon”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) with respect to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by the Registrant or Falcon, as applicable, with the Securities and Exchange Commission:

•

Registration Statement No. 333-265530 on Form S-8, filed on June 10, 2022, registering 8,693,565 shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Registrant Common Stock”).

•	Registration Statement No. 333-228663 on Form S-8, filed on December 4, 2018, registering 8,600,000 shares of Registrant Common Stock.

On December 29, 2022 (the “Closing Date”), the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated September 6, 2022, by and between the Registrant, Brigham Minerals, Inc. and the other parties thereto were consummated. On the Closing Date, the Registrant became a direct wholly owned subsidiary of Snapper Merger Sub I, Inc., a new holding company also referred to as “New Sitio” that was subsequently renamed “Sitio Royalties Corp.”

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Registrant Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 3, 2023.

STR SUB INC. (FORMERLY SITIO ROYALTIES CORP.)

By:	/s/ Christopher L. Conoscenti
Name: Christopher L. Conoscenti
Title: Chief Executive Officer and Director

Note: Pursuant to Rule 478 of the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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